Exhibit 10.4

TRANSITION, RELEASE AND CONSULTING AGREEMENT

This Transition, Release and Consulting Agreement (this “Agreement") is entered into this 4th day of October,2023 by and between Dennis Nguyen, an individual (“Executive”), and Society Pass Inc., a company incorporated under the laws of Nevada (the “Company”).

WHEREAS, Executive has been employed by the Company as the Chairman, President and Chief Executive Officer; and

WHEREAS, the Executive and the Company entered into an Employment Agreement, dated as of 01 April 2017 (the “Employment Agreement”) which provides for a monthly salary of $40,000 and an annual cash bonus of $250,000; and

WHEREAS, effective as of the end of the business day on 4 October 2023, the Executive’s employment with the Company will terminate, as a result of the Executive’s resignation which has been accepted by the Company, and the Company and Executive desire to enter into this Agreement upon the terms set forth herein; and

WHEREAS, the Company and Executive desire that the Executive continue to provide services to the Company as a consultant following his termination of employment.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and the Company agree as follows:

1. Termination of Employment. Executive’s employment with the Company will terminate as of the end of the day on 4 October 2023 (the “Separation Date”). Effective as of the Separation Date, Executive agrees to waive any right or claim to reinstatement as an employee of the Company and each of its affiliates. Effective as of the Separation Date, Executive hereby confirms that Executive will not hold any position as an officer, director or employee with the Company and each of its affiliates.

Upon or promptly following the Separation Date (and in any event within twenty-one (21) days following the Separation Date), Executive hereby agrees to execute an additional release in the same form as included in this Agreement in Exhibit A (the “Bring-Down Release”). Executive hereby agrees that the Bring-Down Release will require Executive to acknowledge and agree that (subject to the Executive receiving all payments, benefits, and other remuneration the Executive is entitled to under the Employment Agreement, as modified by this Agreement) Executive has received all amounts owed for Executive’s regular and usual salary (including, but not limited to, any bonus or other wages), reimbursement of expenses and usual benefits.

2. Mutual Release. In connection with the execution of this Agreement, Executive, on behalf of Executive, Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present (and including, without limitation, any current or former members of the Board of Directors of Society Pass Incorporated (the ”Board”)), and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from Executive’s position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement (the “Release”).

In connection with the execution of this Agreement, the Company, on behalf its Board, subsidiaries, affiliate companies, associate companies, fully releases and discharges the Executive, from any and all liability, actions, causes of actions, and claims of any nature, whether known or unknown, in connection with Executive’s employment and all interactions, agreements, contracts, express or implied. This Mutual Release, however, does not apply to any claim which as a matter of law cannot be released, including, but not limited to, claims for unemployment insurance benefits and workers’ compensation claims. The Parties agree that it is their respective intent to release all claims which they can legally release. This Mutual Release excludes claims that cannot be released or waived by law.

This Mutual Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company or its affiliates to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (2) any right to indemnification that Executive may have pursuant to the Bylaws of the Company, its Articles of Incorporation or under the Employment Agreement or any other written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; or (4) any rights to payments or benefits under this Agreement.

3. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

A. Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

B. Executive has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;

C. Executive was given a copy of this Agreement on September 29, 2023 and informed that he had twenty one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto;

D. Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises Executive’s right of revocation, neither the Company nor Executive will have any obligations under this Agreement;

E Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

4. Consulting Term.

A. Beginning on 5 October 2023 and continuing through December 31, 2025 (the “Consulting Term”), Executive agrees to serve as a Senior Advisor to the Chairman of the Board and Chief Executive Officer to provide consulting services to the Chairman of the Board and Chief Executive Officer including providing support and advice on strategies related to potential fundraising activities, mergers and acquisitions and other strategic matters that may arise for the Company and consulting on trends and emerging innovations in the Company’s lines of business (the “Consulting Services”). During the Consulting Term, the Company shall pay Executive $1,500,000 on 5 October 2023 for services from the period from 5 October 2023 through 31 December 2023, $500,000 on 1 January 2024 for services during the remainder of the Consulting Term (the “Consulting Fee”) as consideration for the Consulting Services, The Consulting Term may be paid to an entity controlled by the Executive and may be extended by written amendment to this Agreement that is signed by both the Company and the Executive.

B. Executive and the Company agree that in no event will the Company require, nor will Executive perform, a level of services during such period that would result in Executive not having a “separation from service” (within the meaning of Section 409A of the Code) from the Company and its affiliates on the Separation Date. The Consulting Services will be performed at such times as are reasonably requested by the Chairman of Board and Chief Executive Officer after reasonable consultation with Executive. Executive acknowledges and agrees that his status at all times during the Consulting Term shall be that of an independent contractor, and that Executive shall have the right to control and determine the method and means of performing the Consulting Services. Executive hereby waives any rights to be treated as an employee or deemed employee of the Company or any of its affiliates for any purpose during the Consulting Term.

5. Purchase of Personal Items. The Executive agrees to sell to the Company all of the Executive’s belongings in the Executive’s apartment, including all furniture, including beds, dressers, tables, desks, lamps and grand piano in the Marina Bay Residences in Singapore for $100,000.

6. Payment of Executive California Home Rent and Utilities. The Company shall pay the Executive’s California apartment monthly rent and monthly utilities of up to $7,500 for the Consulting Term.

6. Compliance with Protective Covenants. Executive hereby agrees to comply with all of the protective covenants set forth in Section 6 of the Employment Agreement following the Separation Date. To the extent there is any conflict between the terms of this Agreement and the Employment Agreement, this Agreement shall control.

7. Restriction on Competition. Executive hereby agrees that he will not, directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business during the Consulting Term. A Competing Business any entity that is conducting business that is the same or substantially the same as the Company as of the date of this Agreement or in the same geographical area as the business of the Company.

8. No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

9. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

11. Successors. This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Agreement by operation of law or otherwise.

12. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF MINNESOTA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF MINNESOTA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF MINNESOTA, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

13. Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

14. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, e-mailed, sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally or one day after deposit with a reputable overnight courier service . If a notice is emailed, a delivery confirmation report received by the sender, which records the time that the email was delivered to the recipient’s last notified email address is prima facie evidence of its receipt by the recipient, unless the sender receives a delivery failure notification, indicating that the electronic mail has not been delivered to the recipient.

if to the Company: mailed to Grace Global Raffles, #14-01/02 137 Market Street Singapore 048943 or emailed to corporatesecretary@thesocietypass.com.

if to the Executive, to the address most recently on file in the records of the Company.

15. Descriptive Headings and Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

16. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and he has had ample opportunity to do so.

IN WITNESS WHEREOF, the undersigned have read and understand the consequences of this Agreement and voluntarily it as of the first date written above.

EXECUTIVE

Dennis Nguyen

COMPANY

Ray Liang
Chief Executive Officer

ENDORSEMENT

I, Dennis Nguyen, hereby acknowledge that I was given twenty one (21) days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the United States and the State of Florida that the foregoing is true and correct.

EXECUTIVE

Dennis Nguyen